Exhibit 99.1

CONTACT:

Liz Merritt

Rural/Metro Corporation (investors)

(480) 606-3337

Sharrifah Al-Salem, FD

(415) 293-4414

RURAL/METRO FINALIZES DEBT REFINANCING

Transaction to Save Approximately $7 million in Cash Interest Annually

SCOTTSDALE, Ariz. (November 24, 2010) – Rural/Metro Corporation (the “Company) (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced today that its wholly owned subsidiary, Rural/Metro Operating Company, LLC, has entered into a $355 million amended and restated senior secured credit facility, which refinances its existing senior secured credit facility. In addition, the Company announced that it has purchased $24,836,000 aggregate principal amount of its 12 3/4% Senior Discount Notes due 2016 (the “Notes”) for an aggregate purchase price of approximately $27,064,465 pursuant to its previously announced tender offer and consent solicitation, including accrued but unpaid interest. The Company has delivered a redemption notice with respect to the remaining outstanding Notes, which Notes will be redeemed on December 23, 2010 at a redemption price of 106.375% of the aggregate principal amount of such remaining Notes plus accrued and unpaid interest.

The new credit facility is comprised of a $270 million, six-year term loan maturing in 2016 and an $85 million, five-year revolving credit facility maturing in 2015. Subject to certain conditions, the Company will have the right to increase the size of the credit facility by an additional $35 million and will have the right to increase the revolving credit facility to $100 million. The new credit facility is guaranteed by the Company and its subsidiaries and is secured by substantially all of the borrower’s and the guarantors’ assets.

Michael P. DiMino, President and Chief Executive Officer, said, “We achieved all of the goals we set out for this transaction by reducing interest costs, extending maturities, increasing our letter of credit capacity and maximizing flexibility to operate the business. This transaction will generate annual cash interest savings of approximately $7 million by reducing the interest rate on our debt to 6%.

“We are confident we have the right capital structure in place to fully execute on our business objectives to grow the Company through organic and strategic expansion, increase profitability, reduce leverage and enhance long-term value for our shareholders,” Mr. DiMino said.

Interest on the new loan is payable at either a “Base Rate” or LIBOR rate, in each case plus an applicable margin, at the option of the Company. The applicable margin for revolving LIBOR rate loans is 4.50% (subject to a 25 basis point step down based on the Company achieving a specified leverage ratio) and for term LIBOR rate loans is 4.25%, with a LIBOR floor of 1.75%.

The Company has accepted all Notes validly tendered by the expiration date, which was midnight New York City time on November 23, 2010. Holders of the Notes validly tendered prior to the consent date, which was 5:00 p.m. New York City time on October 29, 2010, will receive the total consideration of $1,066.25 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the payment date, which is expected to be November 24, 2010.

RBC Capital Markets served as sole lead arranger and sole book runner on the credit facility and sole deal manager and solicitation agent on the tender offer and consent solicitation. Legal advisory services were provided by the law firm of Paul, Hastings, Janofsky & Walker LLP.

About Rural/Metro Corporation

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 440 communities throughout the United States. For more information, visit Rural/Metro Corporation’s web site at www.ruralmetro.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “seeks,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the tender offer and consent solicitation by Rural/Metro Corporation and any financing related thereto, growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by the Company’s management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. See risks and uncertainties described in “Risk Factors” included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the Securities and Exchange Commission (“SEC”) on September 8, 2010. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site at www.sec.gov, or the Company’s web site at www.ruralmetro.com.

###

(RURL/F)